UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

[ X ]	Preliminary Information Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[ ]	Definitive Information Statement

MetroConnect Inc.

(Name of Registrant As Specified In Charter)

NextPhase Wireless, Inc.

Former name or former address, if changed since last report

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1)	Title of each class of securities to which transaction applies:

COMMON STOCK

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[ ]	Fee paid previously with preliminary materials.
[ ]
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i

MetroConnect Inc.
300 So. Harbor Blvd., Suite 500
Anaheim, CA 92805

INFORMATION STATEMENT
PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being mailed on or about _________, 2009 to the stockholders of record on ________, 2009 (the “Record Date”) of MetroConnect Inc., a Nevada corporation (the “Company”) in connection with action taken by the written consent of stockholders holding a majority of the voting power of the outstanding capital stock of the Company.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN.

By Order of the Board of Directors

Dated: ___________, 2009	/s/ Thomas C. Hemingway
Thomas C. Hemingway
Chairman, President, Chief Executive Officer and Chief Financial Officer

ii

NOTICE OF ACTION PURSUANT TO THE WRITTEN CONSENT OF STOCKHOLDERS
IN LIEU OF A MEETING OF THE STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Company’s Articles of Incorporation are being amended to reflect an increase from ten million (10,000,000) to fifty million (50,000,000) in the number of authorized shares of Common Stock (the “Amendment”). The Amendment was adopted pursuant to written consent of stockholders holding a majority of the voting power of the outstanding capital stock of the Company.

INTRODUCTION

Stockholders holding shares comprising over fifty percent (50%) of the total voting power of the Company provided their written consents to the Amendment. Unanimous consent to the Amendment by the holders of the Company’s Series A Preferred Stock was provided in the Securities Exchange Agreement dated September 30, 2008. This consent included the Common Stock held by purchasers of Series A Preferred Stock.

Stockholders of the Company executed written consents in accordance with Nevada Revised Statutes Section 78.320.

This Information Statement will serve as written notice to stockholders as contemplated pursuant to Section 2.17 of the Company’s Bylaws.

PURPOSE OF STOCKHOLDER ACTION

The purpose of increasing the number of authorized shares of Common Stock is to provide additional shares to be available for financing, compensation and for possible use in the acquisition of assets or securities of other companies.

OUTSTANDING SHARES AND VOTING RIGHTS
AS OF THE RECORD DATE

As of the Record Date, the Company’s authorized capitalization consisted of ten million (10,000,000) shares of Common Stock, of which six million eight hundred seventy one thousand one hundred eighty one (6,871,181) shares were issued and outstanding, and twenty million (20,000,000) shares of Preferred Stock, of which six hundred thousand (600,000) shares were designated as Series A Preferred Stock and of them four hundred seventy-six thousand eight hundred four (476,804) shares were issued and outstanding.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

On general matters requiring stockholder approval other than the election of directors or as provided under specified protective provisions, holders of the Series A Preferred Stock vote together with the Common Stock as a single class. Each share of Series A Preferred Stock entitles its holder to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted. As of the Record Date, each share of Series A Preferred Stock was convertible into ten (10) shares of Common Stock.

No less than five million eight hundred thirty-one thousand two hundred fifty (5,831,250) votes, representing a majority of the voting power of the outstanding capital stock of the Company, were required to approve the Amendment.

Stockholders holding 1,476,193 shares of Common Stock and 476,804 shares of Series A Preferred Stock having voting power on an as-converted basis equivalent to 4,768,040 shares of Common Stock gave their written consents in favor of the Amendment. No other stockholder consents will be solicited in connection with this Information Statement.

EFFECTS OF THE AMENDMENT

Authorization of more Common Stock means more Common Stock can be issued by action of the Board of Directors and without further approval of stockholders. Common Stock can be issued or committed for any corporate purpose, including without limitation financings, as compensation, or in acquisitions.

The availability of additional shares can have an anti-takeover effect because shares can be issued to dilute the ownership of a potential acquirer.

Anti-takeover measures may have an adverse effect on any possibility of stockholders receiving a premium for their shares in an acquisition. The availability of additional authorized shares may also have the effect of allowing incumbent management to maintain their control of the Company.

Plans and Arrangements with Respect to the Increase in the Authorized Common Stock

We presently cannot issue and have outstanding at one time an amount of Common Stock that exceeds 10,000,000 shares. Approximately 6,871,181 shares of our Common Stock are already issued and outstanding and the remainder of our authorized Common Stock is currently reserved for issuance upon conversion of Series A Preferred Stock and convertible promissory notes.

Conversion of Preferred Stock. We need to increase the authorized Common Stock by at least 1,639,221 shares in order to accommodate the conversion of all the outstanding Series A Preferred Stock (not including the conversion of any accrued dividends) and by at least 2,060,339 to accommodate the conversion of all the outstanding convertible promissory notes. The additional authorized shares of Common Stock will make possible the conversion of all of the outstanding shares of Series A Preferred Stock and convertible promissory notes.

Equity Incentive Plan. Other than the above specific plans for the additional authorized shares, we have approved no other specific plans, written or otherwise with respect to issuing the additional authorized shares. Nonetheless, the Board of Directors intends to adopt an equity incentive plan for future issuance as compensation to officers, employees, service providers and non-employee directors. Under that plan, we anticipate reserving approximately 2,000,000 additional authorized and unissued shares. The exchange agreement (discussed below) contemplates that we will adopt an equity incentive plan, subject to approval of holders of a majority of shares of Series A Preferred Stock.

Availability of Common Stock for Financings, Acquisition and Compensation. The Board of Directors may, without further action of the holders of Common Stock, issue or commit shares of Common Stock for any corporate purpose, including without limitation for obtaining equity or debt financing, for acquisitions and for compensation for services. The issuance of additional shares of Common Stock would dilute the percentage interests of existing security holders.

There are numerous potential reasons and opportunities for issuing Common Stock, and the Board of Directors has approved the increase in the number of authorized shares of Common Stock in order that we will have a sufficient number of authorized and unissued shares of Common Stock in order to be able to capitalize on potential future corporate opportunities, such as conducting additional stock offerings, acquisitions, stock dividends and compensation plans from time to time in the future. Stock is sometimes issued in order to raise capital. Stock also can be issued in connection with acquisitions or joint ventures. Stock is also an important component of compensation and is believed to create an alignment between the interests of our stockholders and the interests of our equity plan participants. Stock is also occasionally distributed to stockholders as a stock dividend.

Additional authorized Common Stock would be issuable from time to time for any one or more corporate purposes in the discretion of the Board of Directors, at values and times and on terms established by the Board of Directors. The stockholders' further approval would generally not be required in order to issue the additional shares of Common Stock that will be authorized.

Possible Adverse Consequences to Stockholders

Dilution. No approval of the holders of Common Stock may be required by the Board of Directors to issue additional the Common Stock being authorized. In addition, the percentage ownership of the Common Stock of present shareholders will be diminished with each future issuance of additional shares of common stock. Any additional dilution factor is presently incalculable in that it is not yet determined at what price the securities will be issued by us (publicly or privately) in the future, if issued at all, or for what price they will be exchanged as consideration for an acquisition candidate, if one is found. Furthermore, since holders of our Common Stock do not have any preemptive rights, our present shareholders risk dilution of the book value per share of their Common Stock should the additional authorized Common Stock be issued by us for a consideration less than our then current book value. We had a book value deficit of approximately $0.36 per share as of December 31, 2008.

Impact on Stock Price. Additional authorized shares may have adverse effects on the price of our Common Stock. The potential increase in the number of shares outstanding could cause the market to believe that additional shares will be issued by us at a future time. Any issuance of stock would lead to an increase of the number of shares available in the market and the price may decline as a result.

Potential Anti-Takeover Effects of Additional Authorized Common Stock. While it is not our purpose, an increase in the authorized shares of Common Stock can be used to facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. In this connection, the Board of Directors could issue shares of Common Stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite stockholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in the Company's Articles of Incorporation or Bylaws relating to any such action.

Furthermore, the existence of such authorized and unissued shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of Common Stock, to acquire control of the Company, since the issuance of such shares could dilute the Common Stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving us. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of the Common Stock. At the present time, we are not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control, and the amendment to increase the authorized Common Stock is not prompted by any specific takeover threat currently perceived by the Board of Directors.

Potential Anti-Takeover Effects of Presently Authorized Preferred Stock. Our Articles of Incorporation authorize the issuance of 20,000,000 shares of Preferred Stock, of which 600,000 shares are designated as Series A Preferred Stock and 19,400,000 shares remain undesignated. On September 30, 2008, the Board of Directors designated 600,000 shares of Preferred Stock as Series A Preferred Stock ("Series A Preferred Stock") in connection with the exchange (discussed above). The Board of Directors, within the limitations and restrictions contained in the Articles of Incorporation and without further action by holders of the Common Stock, has the authority generally to modify the rights or preferences, or to increase or decrease the number, of shares of Series A Preferred Stock and to issue the remaining undesignated Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any series of Preferred Stock could be senior to all or any rights or privileges of the holders of Common Stock; and therefore, its issuance may dilute or detract from or conceivably eliminate any then existing economic or other benefits of acquiring or holding the Common Stock of the Company. Any issuance of Preferred Stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control of the Company.

STOCKHOLDERS PROVIDING WRITTEN CONSENTS

Set forth below is a table of the stockholders who have given their consent and the number of shares of each class of stock beneficially owned by such stockholders as of January 15, 2009:

Name of Stockholder	Common Stock	Percent of Class	Series A Preferred Stock	Percent of Class
Thomas C. Hemingway	720,000	10.5%	25,000	5.2%
Robert Ford	756,193	11.0%	25,000	5.2%
Frank Moy			2,531	0.5%
James Davis			5,724	1.2%
Joseph Hinshaw			6,608	1.4%
Tyler Cohee			3,303	0.7%
Samuel L. Breuklander, Trustee of the Breuklander Family Revocable Trust			1,685	0.4%
Chris Robinson			3,302	0.7%
Richard Chapman			3,298	0.7%
James E. Dunn and Judith S. Dunn, Trustees of the Dunn Family Trust			16,152	3.4%

Kenneth Miller			1,671		0.4%
Stuart Ledsam			13,190		2.8%
Steven M. Hjelmstrom, Trustee of the Hjelmstrom Family Living Trust			18,030		3.8%
James and Patricia Cowles			4,912		1.0%
Gene L. McKay, Trustee of the McKay Trust			6,517		1.4%
Robert Edmondson			3,228		0.7%
Stephen Cohee			1,625		0.3%
Randolph A. Coe, Trustee of the Randolph Alan Cole Trust			3,249		0.7%
David G. Coe and Larissa F. Coe			3,249		0.7%
Richard V. and Lynda K. Logoteta			1,625		0.3%
Williamson Family Trust			3,200		0.7%
Richard Strain			244,722		51.3%
Louis Alfred Kridle, Trustee of the Louis Alfred Kridle 1994 Trust			1,595		0.3%
James Barret			3,188		0.7%
David Noyes			7,000		1.5%
Donald Burris			20,600		4.3%
Elite Financial Communications Group, LLC			6,600		1.4%

TOTAL:	1,476,193	21.5%	476,804	(1)	100%

___________________________
(1) Each share of Series A Preferred Stock votes on an as converted basis equivalent to the voting power of ten (10) shares of Common Stock.

DESCRIPTION OF CAPITAL STOCK

The Company’s authorized capitalization (after the Amendment) consists of 50,000,000 shares of Common Stock, par value $0.001, and 20,000,000 shares of Preferred Stock, par value $0.001. The capital stock of this corporation is nonassessable and not subject to assessment to pay the debts of the Company.

Common Stock

Common Stock may be issued by the Board with or without the consent of stockholders. Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Preferred Stock

Preferred Stock may be issued in one or more series with terms determined by the Board from time to time. The Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

Series A Preferred Stock

The Board of Directors has designated six hundred thousand (600,000) shares as the Series A Preferred Stock with the following rights and privileges.

Dividends. The holders of shares of Series A Preferred Stock are entitled to receive cumulative dividends that shall accrue annually at the rate of one dollar ($1.00) per share, as adjusted for any stock splits, stock dividends and recapitalization, and shall be payable only when, as and if (i) the shares of Series A Preferred Stock are converted automatically or at the election of the holder; (ii) there is a liquidation, dissolution or winding up of the Company; or (iii) the shares of Series A Preferred Stock are redeemed by the Company upon mutual agreement between the Company and the stockholder.

Voting Rights. On general matters requiring stockholder approval other than the election of directors or as provided under specified protective provisions, stockholders of the Series A Preferred Stock shall vote together with the Common Stock as a single class. The holder of each share of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock could be converted.

In the election of directors, the holders of Series A Preferred Stock shall be entitled, voting separately as a class, to elect two (2) directors, and the holders of Common Stock, voting as a separate class, shall be entitled to elect all other directors up to the number of authorized directors.

Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Stock are entitled to receive, prior and in preference to any distribution to the holders of the Common Stock, a preference amount per share, in cash, or in kind, consisting of the sum of (i) ten dollars ($10.00) for each outstanding share of Series A Preferred Stock, as adjusted for any stock splits, stock dividends and recapitalizations, to the extent they change the number of outstanding shares of Series A Preferred Stock and (ii) an amount equal to any accrued but unpaid dividends on such share.

Conversion. The shares of Series A Preferred Stock and the accrued and unpaid dividends thereon are convertible at any time at the option of the holder into shares of Common Stock.

Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the original issue price of ten dollars ($10.00) (if the holder elects not to convert any accrued and unpaid dividends) or such original issue price plus accrued dividends (if the holder elects to convert all accrued and unpaid dividends) by the then applicable conversion price in effect on the date the certificate is surrendered for conversion. Initially the conversion price is two dollars ($2.00).

Each share of Series A Preferred Stock shall be automatically converted into shares of Common Stock (i) immediately prior to the closing of a public offering in which the gross proceeds to the Company are five million dollars ($5,000,000) or more at a price per share of Common Stock not less than two dollars ($2.00) or (ii) in the event the holders of the majority of the shares of Series A Preferred Stock elect not to treat the acquisition of the Company by another entity as a liquidation.

Conversion Price Adjustments. The conversion price of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

Upon each issuance by this Corporation of any additional securities (including options or rights to purchase) after the date upon which any shares of the Series A Preferred Stock were first issued (the “Purchase Date”), without consideration or for a consideration per share less than the conversion price for such series in effect immediately prior to the issuance, the conversion price for such series in effect immediately prior to each issuance shall be adjusted to a price determined by multiplying such conversion price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such conversion price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such additional stock.

No adjustment of the conversion price for Series A Preferred Stock shall be made in an amount less than one cent ($.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward, and upon such adjustment the conversion price for such Preferred Stock shall be rounded up or down to the nearest cent.

Upon the expiration or termination of any options or rights to purchase, the conversion price of the Series A Preferred Stock, to the extent in any way affected by or computed using such options and/or , rights to purchase, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class:

(a)	Increase the number of directors to any number greater than seven (7);

(b)	Approve any liquidation, dissolution, recapitalization, or reorganization of the Corporation or any encumbrance of substantially all of the assets of the Corporation;

(c)
Amend or repeal any provisions of the Corporation’s Articles of Incorporation if such action would materially and adversely change the rights, preferences, privileges or limitations of the Series A Preferred Stock;

(d)
Effect, or obligate itself to effect, (by way of any merger, consolidation, reorganization, reclassification, recapitalization or other change with respect to any outstanding shares of stock which results in) the issuance of securities (including options, rights to purchase securities and convertible or exchangeable debt securities), senior to, or on a parity with, the Series A Preferred Stock as to dividend rights, liquidation preferences, or conversion rights, or senior to the Series A Preferred Stock as to voting rights;

(e)
Purchase, redeem or otherwise acquire any shares of Common Stock or other shares of capital stock of the Corporation that are junior to or on a parity with the Series A Preferred Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors, officers, consultants, vendors or employees of this Corporation or any subsidiary pursuant to agreements approved by this Corporation’s Board of Directors, including the Series A Directors, under which this Corporation has the option to repurchase such shares for a nominal price upon the occurrence of termination of employment or services;

(f)
Declare or pay any dividend or other distribution on the Common Stock or other shares of capital stock of the Corporation that are junior to or on a parity with the Series A Preferred Stock (other than a dividend on shares of Common Stock payable in the form of shares of Common Stock)

(g)
Approve a stock purchase, stock option, or any other equity incentive plan or agreement for, or any issuances thereunder to, any employees, consultants, officers or directors of the Corporation (other than grants approved by the Board of Directors, including the Series A Directors, pursuant to a plan approved in accordance with this provision)

Registration Rights. From and after June 15, 2009, any holders of the Series A Preferred Stock (except for Thomas C. Hemingway) who are not permitted to sell all their shares of Series A Preferred Stock pursuant to Rule 144 within a period of 90 days shall have the right to (a) demand registration of the Common Stock receivable or received on conversion of their Series A Preferred Stock, by written notice to the Company given by a majority in interest of such, and upon receiving such notice the Company shall use commercially reasonable efforts to cause a registration statement to register all such shares for resale to be filed with the Securities and Exchange Commission under the Securities Act of 1933, to become effective and to remain effective for a reasonable period of time, not exceeding 20 trading days and (b) to elect to include their shares on each or any registration statement (other than a registration statement for an employee equity incentive plan or an acquisition or other form inappropriate for including their shares) filed by the Company with the Securities and Exchange Commission.

CANCELLATION OF OUR DEBT IN EXCHANGE FOR
OUR SERIES A PREFERRED STOCK

We issued shares of our Series A Preferred Stock to holders of our indebtedness and payables who surrendered the indebtedness and payables for cancellation.

Securities Exchange Agreement

The exchange was made under the terms of the Securities Exchange Agreement dated September 17, 2008, as amended September 30, 2008, that was entered into among us and the holders of that indebtedness and those payables. We filed the Securities Exchange Agreement on October 6, 2008 as Exhibit 10.9 to our Form 8-K.

Basis for Exchange

The Series A Preferred Stock was issued at the rate of one (1) whole share of Series A Preferred Stock for each Ten Dollars ($10) of indebtedness or payables surrendered and cancelled in the exchange.

Title and Amount of Securities Exchanged

The kinds of indebtedness and payables, and the number of shares of Series A Preferred Stock issued in exchange, were as follows:

Amount of Debt Cancelled	Title of Debt Cancelled	Number of Shares Issued in Exchange

$2,438,378.08	Secured Indebtedness (Secured Convertible Promissory Note issued to Richard Strain)	243,838

$1,557,658.00	Unsecured Indebtedness (Convertible Promissory Notes)	155,766

$272,000.00	Accounts Payable	27,200

$500,000.00	Accrued Executive Compensation (Thomas Hemingway and Robert Ford)	50,000

Comparison of the Debt Cancelled with the Series A Preferred Stock Issued in Exchange

The indebtedness, including interest, and payables were current liabilities of ours. All of those debts were delinquent and owing before they were cancelled. The Series A Preferred Stock does not constitute an obligation to pay money currently. The holders of the Series A Preferred Stock do not have any redemption rights; provided, however, the holders are entitled to receive the liquidation preference and accrued dividends upon a liquidation or a merger or other change in control.

The indebtedness evidenced by promissory notes bore interest at rates ranging from 6% to 9%, with a weighted average of 6.58%. The Series A Preferred Stock bears a dividend at the rate of one dollar ($1.00) per share, as adjusted for any stock splits, stock dividends and recapitalization, and shall be payable only when as and if (i) the shares of Series A Preferred Stock are converted into shares of Common Stock; (ii) the shares of Series A Preferred Stock are redeemed by us (any redemption requiring a mutual agreement between us and the holder of the shares being redeemed); or (iii) we liquidate or dissolve.

The secured note would have ranked first in the event we liquidated, and the other indebtedness and payables would have ranked below the secured note and above our Common Stock. In the case of a liquidation, all of our liabilities would rank senior in right of payment to our Series A Preferred Stock, and our Series A Preferred Stock would rank senior to our Common Stock.

The cancelled secured note and unsecured notes were convertible at the respective holder's option into shares of our Common Stock. Approximately $1,460,920 in original principal amount of those notes was convertible into an aggregate of 8,831,967 shares of Common Stock. The conversion prices of the notes ranged from $0.15 to $3.00 per share, and the weighted average conversion price was approximately $0.39 per share. The initial conversion price of the Series A Preferred Stock was $1.00 per share of Common Stock, subject to adjustment in certain events. Therefore, initially each one (1) share of Series A Preferred Stock was convertible into ten (10) shares of Common Stock. Dividends on the Series A Preferred Stock also are convertible into Common Stock. The annual one dollar ($1.00) dividend per share of Series A Preferred Stock would be convertible into one (1) share of Common Stock.

Effects of Series A Preferred Stock on Holders of Common Stock

Common Stock Subordinate in Rank as Compared with Preferred Stock. The Common Stock ranks junior to the Series A Preferred Stock in a liquidation or a merger. Unless and until the holders of Series A Preferred Stock receive their liquidation preference of ten dollars ($10) per share plus accrued dividends, the holders of Common Stock would not receive any distribution in a liquidation or a merger that constitutes a change in control.

Prohibition of Dividends on Common Stock. No dividends can be paid on the Common Stock unless holders of two-thirds of the outstanding Series A Preferred Stock consent to the payment of the dividend.

Special Voting Rights. If we do not raise five million dollars ($5,000,000) of equity by November 30, 2012, the holders of Series A Preferred Stock shall have the right to elect a majority of our Board of Directors.

Also, we are prohibited from engaging in various corporate transactions without the prior approval of holders of a majority of the Series A Preferred Stock. These prohibited transactions include

Effects of Exchange on Us. The exchange resulted in immediately reducing our liabilities by approximately $4,768,037, all of which were current liabilities and were in default. Such defaults had a material adverse effect on our ability to operate our business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of the shares of the Company’s Common Stock owned as of January 15, 2009 by all persons known to the Company who own more than 5% of the outstanding number of such shares, by all directors of the Company, and by all officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

	Number of Shares Beneficially Owned (1)
Name and Address of Beneficial Owner	Common Stock	Percent of Class	Series A Preferred Stock	Percent of Class

Thomas C. Hemingway	720,000	10.5%	25,000	5.2%
300 S. Harbor Blvd., Suite 500 Anaheim, CA 92805 Chairman, President, Chief Executive Officer and Chief Financial Officer

Robert Ford	756,193	11.0%	25,000	5.2%
300 S. Harbor Blvd., Suite 500 Anaheim, CA 92805 Director

Michael Jones	25,000	0.4%
2304 Ruland Ave., Suite A Redondo Beach, CA 90278 Director

All Directors and Officers as a group (2 persons)	1,501,193	21.9%		10.5%

JJR and Associates	359,738	5.2%

John Roemer	653,239	9.5%

Richard Strain			284,722	51.3%

__________________________________

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of capital stock held as of January 15, 2009 or that the person or group then had a right to acquire within sixty (60) calendar days

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended (the “EXCHANGE ACT”), requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

To the Company’s knowledge, based solely on its review of the copies of Section 16(a) forms and other specified written representations furnished to the Company, none of the Company’s officers, directors or greater than ten percent beneficial owners known to the Company filed a Form 3 or any Forms 4 during or with respect to fiscal years 2008 or 2007.

Form 3 and Form 4 filings which should have been filed by beneficial owners of the Company are listed in the table below.

BENEFICIAL OWNER	FORM 3	FORM 4

Thomas C. Hemingway	1	1

Robert Ford	1	1

Richard Strain	1	0

FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION

The Company hereby incorporates by reference the financial statements, management's discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and quantitative and qualitative disclosures about market risk, as contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 accompanying this Information Statement.

ADDITIONAL INFORMATION

The Company has furnished one information statement to stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders.  The Company will furnish additional copies upon request by a stockholder to: MetroConnect Inc., 300 So. Harbor Blvd., Suite 500, Anaheim CA; 714-765-0010.

By Order of the Board of Directors

Dated: ___________, 2009	/s/ Thomas C. Hemingway
Thomas C. Hemingway
Chairman, President, Chief Executive Officer and Chief Financial Officer